July 26, 2018

Personal & Confidential

Mr. Paul E. Langenbahn

Dear Paul,

This Amended Letter Agreement (the “Amendment”) modifies the terms of the May 2, 2018 Letter Agreement between you and NCR (the “May Letter”). NCR Corporation is referred to below as “NCR” or “the Company.” Except as expressly modified below, the terms of the May Letter remain enforceable, and except as set out in this Amendment, to the extent there is any conflict between the terms of this Amendment and any other written agreement between NCR and you, including the May Letter, the terms of this Amendment shall control.

I.	Position and Compensation:

Effective July 23, 2018, your new position is Executive Vice President, NCR Corporation and President, NCR Commerce. The position reports to the Chief Operating Officer of NCR Corporation and is a Grade 23 position. Except as set forth in this Amendment, your compensation and Management Incentive Plan arrangements remain as set forth in the May Letter.

II.	Retention Incentive:

You are also hereby granted a retention incentive totaling $1,000,000, payable in two independent installments on December 31, 2018 and June 30, 2019 (each an “Installment Date,” and collectively, the “Installment Dates”) subject to the conditions set forth in this Paragraph II. The retention incentive shall be subject to ordinary tax and other withholding. Payment shall be made within twenty days following each of the Installment Dates, but shall be deemed earned as of the Installment Date. The December 31, 2018 payout is $400,000.00; the June 30, 2019 payout is $600,000.00.

This retention incentive is conditioned upon your continued agreement to and compliance with the restrictive covenants set forth in Section 10 of the Promotional LTI Equity Award Agreement that you entered into in connection with the May Letter and your being on NCR’s payroll as of the Installment Date.

III.	Executive Severance Plan Benefits/Guaranteed Treatment Through April 30, 2020:

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Mr. Paul Langenbahn
July 26, 2018

As set out in the May Letter, you will continue to participate in NCR’s Executive Severance Plan (“ESP”), as may be amended from time to time.

Notwithstanding the foregoing and the May Letter, and without regard to whether the ESP is modified or terminated, including but not limited to by the Board, in the event of a qualifying termination under the terms of the ESP at any time between now and April 30, 2020, you will receive either: (a) the ESP benefits in effect as of May 2, 2018 or (b) the benefits of any new executive severance plan, whichever is of highest monetary or financial value.

In the event of a qualifying termination under the terms of the ESP that occurs at any time after April 30, 2020, you will receive any ESP benefits to which you may be entitled at that time, provided you remain eligible under its terms; if the ESP is terminated or otherwise no longer in existence at such time, you will receive no ESP benefits.

IV.	Adjustment to Succession Good Reason Termination:

By virtue of your appointment to the position described above and the corresponding changes to your authority and responsibilities, the Company acknowledges and agrees that an event qualifying as “Succession Good Reason,” as defined in the May Letter, has occurred and exists. Accordingly, the section of the May Letter entitled “Special CEO Succession Transition Provision” is amended as follows:

The clause “to be exercised within ninety (90) days following an event giving rise to Succession Good Reason as set out below” is hereby deleted and modified as set forth in this Paragraph IV. Specifically, you are entitled to invoke your right to resign for Succession Good Reason at any time between now and April 30, 2020 (the “Succession for Good Reason Period”), subject to the other provisions of this Amendment and the May Letter.

For avoidance of doubt, you will not be entitled to duplicate or multiple severance benefits in the event you are eligible for any of (a) the ESP benefits and/or (b) the guaranteed equivalent of ESP benefits as set out in the preceding section of this Amendment entitled “Executive Severance Plan Benefits/Guaranteed Treatment Through April 30, 2020”, and/or (c) the CIC Plan benefits, and (d) the Succession Good Reason resignation benefits created under the May Letter and modified by this Amendment; in any applicable termination instance you will be limited to the benefits of the highest monetary or financial value provided by any of the referenced plans or their equivalents.

If you are promoted to a position senior to the position set forth above in this Amendment (such as Chief Operating Officer or Chief Executive Officer), with accordingly materially greater responsibilities and compensation, the Succession Good Reason Period shall terminate three (3) calendar days after NCR provides written notice of such promotion and termination of such Succession for Good Reason Period.

V.	General

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Mr. Paul Langenbahn
July 26, 2018

1.Release. To receive any severance benefits from NCR, whether under the May Letter or this Amendment, you must execute a general release of all claims in a form acceptable to NCR, which shall be no less favorable to you than the form attached as Exhibit B to the CIC Severance Plan.

2.Disputes. The governing law and dispute resolution provisions of the May Letter remain unchanged and apply to this Amendment.

3.Merger Clause. This Amendment supersedes any prior oral or written communication concerning the subject matter addressed in it. Except as set out in this Amendment, to the extent there is any conflict between the terms of this Amendment and any other written agreement between NCR and you, including the May Letter, the terms of this Amendment shall control. For avoidance of doubt, none of the other agreements or plans referenced in this Amendment (such as the MIP, CIC Plan, ESP, LTI Plan) or the May Letter are modified, changed or amended, except as expressly set forth herein. References in the May Letter to equity award agreements, and incorporation of terms, shall be deemed to include the Promotional LTI Equity Award Agreement that you entered into in connection with the May Letter.

4.Employment. This Amendment is not to be construed or interpreted to contain any guarantee of continued employment or employment for a specific term. Your employment relationship with NCR is one of employment at will. This means either you or NCR has the right to discontinue the employment relationship with or without cause at any time and for any reason.

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Mr. Paul Langenbahn
July 26, 2018

Sincerely,

NCR Corporation

By: /s/Michael D. Hayford

Name: Michael D. Hayford

Date: July 26, 2018

I agree to the above and foregoing Amendment:

/s/ Paul E. Langenbahn
Paul E. Langenbahn

July 26, 2018
Date

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